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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2000, except as to note 10 to the financial statements, which is as of July 13, 2000, relating to the balance sheets of Evoke Communications, Inc. as of December 31, 1998 and 1999 and the related statements of operations, stockholders' deficit and cash flows for the period from inception (April 17, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999, which report appears on page F-2 of the registration statement (no. 333-30708) on Form S-1 of Evoke Communications, Inc., as amended on July 24, 2000.


KPMG LLP

Denver, Colorado
August 22, 2000